EXHIBIT 20.2
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FOR IMMEDIATE RELEASE
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                DISPLAY TECHNOLOGIES, INC. ANNOUNCE EXTENSION OF
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                     BANK LINE OF CREDIT TO JANUARY 15, 2001
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         ORLANDO, Florida, October 31, 2000 - Display Technologies, Inc.
(Nasdaq: DTEK) announced today that the line of credit overadvance agreement with its bank, that originally came due today, has been extended until January 15, 2001. Under the terms of the extended agreement, the Company is permitted to draw overadvances up to a maximum of $3,000,000 during the month of November, $2,700,000 during the month of December and $2,400,000 from January 1, 2001 to January 15, 2001 at which time the Company's credit line, including the overadvance, will become due.

         The Company is simultaneously pursuing several alternative courses of action to ensure its financial viability beyond the extended due date of the overadvance agreement. As described more fully below, these actions include the engagement of Raymond James & Associates to assist in evaluating strategic alternatives for the Company, attempting to secure replacement financing for the current line of credit and related debt, evaluating opportunities for sales of specific assets, and evaluating the overall operations of the Company.

         Evaluation of Strategic Alternatives: As previously announced, the Company's Board of Directors has engaged Raymond James & Associates, Inc. to help evaluate strategic alternatives that may be available to the Company to maximize shareholder value. These alternatives may include a sale of all or portions of the Company to, or merger with, various third parties.

         Securing Replacement Financing: The Company is in discussions with a number of alternative financing sources to replace the current line of credit and related debt.

         Sales of Specific Assets: The Company has been evaluating its asset holdings to identify those assets that could be liquidated without materially affecting the operations of the overall business.

         Operational Evaluation: The Company, at the direction of the Executive Committee of the Board of Directors, is in the process of interviewing and engaging a team of turnaround consultants to review the operations of the Company as a whole, as well as the operations of specific subsidiaries. These consultants will assist the Company in operating both more profitably and with better control over its cash flow.

         Display Technologies, Inc., through its subsidiaries, designs, manufactures, installs and services hi-tech electronic computer driven video displays, message centers, scoreboards and business identity signs, and also manufactures a line of compressed air filter products.

         CERTAIN MATTERS ADDRESSED IN THIS RELEASE CONSTITUTE "FORWARD-LOOKING STATEMENTS." SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A VARIETY OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO BE MATERIALLY DIFFERENT FROM THOSE ANTICIPATED BY THE COMPANY'S MANAGEMENT. THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES CERTAIN "SAFE HARBOR" PROVISIONS FOR FORWARD-LOOKING STATEMENTS. ALL FORWARD-LOOKING STATEMENTS MADE IN THIS RELEASE ARE MADE PURSUANT TO SUCH ACT. FOR MORE INFORMATION ON THE POTENTIAL FACTORS WHICH COULD AFFECT THE COMPANY'S FINANCIAL RESULTS, REFERENCE SHOULD BE MADE TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2000.

CONTACT: J. Scott Liolios, Liolios Group, Inc., 949-574-3860, scott@liolios.com.